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                                  Exhibit 11

                Statement Re: Computation of Per Share Earnings


                                                 Year Ended December 31,
                                          ------------------------------------
                                             1996         1995         1994
                                          ----------   ----------   ----------
Primary
-------

Weighted average Premier common shares     9,962,351    9,922,370    9,092,994
  outstanding during the year

Common shares issuable in connection
  with assumed exercise of options
  under the treasury stock method            120,086       78,005       43,269
                                          ----------   ----------   ----------
Total                                     10,082,437   10,000,375    9,136,263
                                          ==========   ==========   ==========

Net income                                 7,005,151    5,553,076    2,913,269
Less preferred dividends                                               117,525
                                          ----------   ----------   ----------
Net income                                 7,005,151   $5,553,076   $2,795,744
                                          ==========   ==========   ==========

Per share earnings                              0.69         0.56         0.31
                                          ==========   ==========   ==========